Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Reports Financial Results for Second Quarter 2008

CARLSBAD, Calif.—(BUSINESS WIRE)—August 12, 2008—Orange 21 Inc. (NASDAQ:ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced financial results for the three and six months ended June 30, 2008.

Three Months Ended June 30, 2008 and 2007

Consolidated net sales increased 17% to $14.0 million for the three months ended June 30, 2008 from $12.0 million for the three months ended June 30, 2007. The increase is largely due to an improvement in product mix and availability and increased prices. A net loss of $0.3 million was incurred for the three months ended June 30, 2008 compared to a net loss of $1.6 million for the three months ended June 30, 2007.

Our consolidated gross profit decreased 2% to $6.9 million for the three months ended June 30, 2008 from $7.1 million for the three months ended June 30, 2007. Gross profit as a percentage of sales decreased to 50% for the three months ended June 30, 2008 from 59% for the three months ended June 30, 2007 largely due to increased materials costs due to increased gas and oil prices and an increase in Euro foreign exchange rates, partly offset by a decrease in outsourcing costs at LEM, our subsidiary and primary manufacturer and an increase in selling prices. Gross profit for the three months ended June 30, 2008, includes net decreases in inventory reserves for slow moving and obsolete inventory that is no longer being marketed for resale of approximately of $0.3 million. During the three months ended June 30, 2008, inventory with an adjusted basis of $0.2 million was sold for approximately $0.3 million in revenue, affecting margins by $0.1 million or 0.8% of net sales. The remaining decrease in the inventory reserve was mainly due to the disposal of product which has no effect on the results of operations.

Sales and marketing expense decreased 38% to $3.5 million for the three months ended June 30, 2008 from $5.6 million for the three months ended June 30, 2007. The decrease was primarily due to a $0.4 million decrease in depreciation expense and a $1.9 million write off in June 2007 for point-of-purchase displays in the U.S. partly offset by a $0.3 million increase in expense related to purchases of new point-of-purchase displays. During June 2007, the point-of-purchase displays in the U.S. were written off as a result of transferring ownership of the point-of-purchase displays to our customers. In addition, in the U.S., future purchases of point-of-purchase displays will no longer be capitalized since the displays will be owned by the customers. The cost of these displays will be charged to sales and marketing expense.

General and administrative expense increased 5% to $2.7 million for the three months ended June 30, 2008 from $2.5 million for the three months ended June 30, 2007 primarily due to employee-related expenses and bad debt expense.

Shipping and warehousing expense increased 26% to $0.5 million for the three months ended June 30, 2008 from $0.4 million for the three months ended June 30, 2007 primarily due to increased employee-related expense.

Research and development expense increased 42% to $0.3 million for the three months ended June 30, 2008 from $0.2 million for the three months ended June 30, 2007 primarily due to an increase in employee-related expense.

Other net expense decreased 48% to $0.1 million for the three months ended June 30, 2008 from $0.3 million for the three months ended June 30, 2007. The decrease in other net expense is primarily due to decreases in foreign currency transaction losses.

The income tax (benefit) expense for the three months ended June 30, 2008 and 2007 was $38,000 and ($429,000), respectively. The effective tax rate for the three months ended June 30, 2008 and 2007 was 16% and (21%), respectively.

Six Months Ended June 30, 2008 and 2007

Consolidated net sales increased 20% to $25.5 million for the six months ended June 30, 2008 from $21.3 million for the six months ended June 30, 2007. The increase is largely due to an improvement in product mix and availability and increased prices. A net loss of $1.1 million was incurred for the six months ended June 30, 2008 compared to a net loss of $3.3 million for the six months ended June 30, 2007.

Our consolidated gross profit increased 3% to $12.4 million for the six months ended June 30, 2008 from $12.0 million for the six months ended June 30, 2007. Gross profit as a percentage of sales decreased to 49% for the six months ended June 30, 2008 from 56% for the six months ended June 30, 2007 largely due to increased materials costs due to increased gas and oil prices and an increase in Euro foreign exchange rates, partly offset by a decrease in outsourcing costs at LEM, our subsidiary and primary manufacturer and an increase in prices.

The increase in gross profit is also due to net decreases in inventory reserves for slow moving and obsolete inventory that is no longer being marketed for resale of approximately of $0.8 million. During the six months ended June 30, 2008, inventory with an adjusted basis of $0.3 million was sold for approximately $0.5 million in revenue, affecting margins by $0.2 million or 0.7% of net sales. The remaining decrease in the inventory reserve was mainly due to the disposal of product which has no effect on the results of operations.

Sales and marketing expense decreased 32% to $6.5 million for the six months ended June 30, 2008 from $9.5 million for the six months ended June 30, 2007. The decrease was primarily due to a $1.0 million decrease in depreciation expense and a $1.9 million write off in June 2007 for point-of-purchase displays in the U.S. partly offset by a $0.6 million increase in expense related to purchases of new point-of-purchase displays. During June 2007, the point-of-purchase displays in the U.S. were written off as a result of transferring ownership of the point-of-purchase displays to our customers. In addition, in the U.S., future purchases of point-of-purchase displays will no longer be capitalized since the displays will be owned by the customers. The cost of these displays will be charged to sales and marketing expense. The remaining decrease is largely due to decreases in the U.S. and at LEM for employee-related expenses and various other expenses in the U.S. due to an overall effort to decrease sales and marketing costs.

General and administrative expense remained consistent at $5.1 million for the six months ended June 30, 2008 and 2007.

Shipping and warehousing expense increased 28% to $1.0 million for the six months ended June 30, 2008 from $0.8 million for the six months ended June 30, 2007 primarily due to increased employee-related expenses.

Research and development expense increased 46% to $0.6 million for the six months ended June 30, 2008 from $0.4 million for the six months ended June 30, 2007 primarily due to an increase in employee-related expenses.

Other net expense was $0.5 million for the six months ended June 30, 2008 compared to other net expense of $0.4 million for the six months ended June 30, 2007. The increase in other net expense is primarily due to increases in net interest expense and foreign currency transaction losses.

The income tax benefit for the six months ended June 30, 2008 and 2007 was $0.2 million and $1.0 million, respectively. The effective tax rate for the six months ended June 30, 2008 and 2007 was 17% and 24%, respectively.

Non-GAAP Financial Information

During the three and six months ended June 30, 2008, we incurred $136,000 and $271,000, respectively, of non-cash expense in accordance with SFAS No. 123(R). Absent these charges during the periods, we would have had a loss before tax of approximately $99,000 and $1,084,000, respectively, compared to a loss before tax of approximately $235,000 and $1,355,000 during the three and six months ended June 30, 2008, respectively.

	Three Months Ended	Six Months Ended
	June 30, 2008
	(Thousands of Dollars)
GAAP Loss before provision for income taxes	(235)	(1,355)
Recurring SFAS No. 123 (R) costs	136	271

Non-GAAP Loss before benefit for income taxes, excluding recurring SFAS No. 123 (R) costs	(99)	(1,084)

We believe the presentation of Non-GAAP financial measures assists investors to better understand our operating performance. We believe that excluding the impact of certain non-cash items from earnings is helpful to investors in their review of information presented by us.

Liquidity and Capital Resources

Cash, cash equivalents, restricted cash and short-term investments at June 30, 2008 totaled approximately $1,209,000 compared to $555,000 at December 31, 2007.

Management Commentary and Analysis

Mark Simo, Orange 21’s Co-Chairman and CEO, commented: “This quarter’s and year to date results have been encouraging, but still short of my goal for Spy Optic. Our revenues have increased over the prior year, our costs have been managed within expectations and the net results are considerably better than the same periods in the prior year. However, this year we have had to manage our business with the U.S. dollar weakening against the Euro. This has significantly increased our costs of goods sold, as the majority of our products are sourced in Italy. In addition, higher oil prices have resulted in an increase in the cost of our frame and lens materials. We also believe that the slowdown in the global economy is having a significant negative impact on the demand for our products as consumers have less disposable income. Going into the second half of this year, we continue to be concerned by the weakness of the U.S. dollar against the Euro and the high cost of oil. For the remainder of the year, we plan to continue to focus on making our sales and marketing efforts more efficient and effective while at the same time reducing our operating expenses. We have substantially improved the flow of products from our factory to our retail customers. And we have introduced several new styles that have sold well in the market. Although general economic conditions appear to have impacted our business, we believe that the strength of and demand for our brand will allow us to be successful. Our goal is to continue to show revenue growth over the prior year irrespective of the current economic environment.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding our growth prospects, our ability to increase revenues and control our costs, the strength of and demand for our brand, the success of our product lines, the potential impact of oil prices, the valuation of the U.S. dollar against the Euro and general economic conditions on our business, and our ability to increase efficiency in sales and marketing are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: matters generally affected by the domestic and global economy, such as changes in consumer discretionary spending, changes in the value of the U.S. dollar and Euro, and changes in commodity prices; the ability to source raw materials and finished products at favorable prices; risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; the ability to continue to develop, produce and introduce innovative new products in a timely manner; the ability to identify and execute successfully cost-control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to successfully manufacture products; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for the Company’s products; and other risks identified from time to time in the Company’s filings made with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	June 30, 2008	December 31, 2007

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,209	$555
Accounts receivable, net	8,556	10,510
Inventories, net	13,870	11,297
Prepaid expenses and other current assets	1,276	1,460
Income taxes receivable	105	123
Deferred income taxes	1,903	1,722

Total current assets	26,919	25,667
Property and equipment, net	6,084	5,775
Goodwill	10,443	9,735
Intangible assets, net of accumulated amortization of $562 and $504 at June 30, 2008 and December 31, 2007, respectively	469	493
Deferred income taxes	891	719
Other long-term assets	69	202

Total assets	$44,875	$42,591

Liabilities and Stockholders’ Equity
Current liabilities
Lines of credit	$6,343	$5,805
Current portion of capital leases	337	378
Current portion of notes payable	531	498
Accounts payable	8,357	6,715
Accrued expenses and other liabilities	5,170	4,964
Income taxes payable	151	207

Total current liabilities	20,889	18,567
Capitalized leases, less current portion	740	837
Notes payable, less current portion	618	704
Deferred income taxes	429	384

Total liabilities	22,676	20,492
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 8,169,314 and 8,161,814 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1	1
Additional paid-in-capital	37,116	36,845
Accumulated other comprehensive income	3,479	2,526
Accumulated deficit	(18,397)	(17,273)

Total stockholders’ equity	22,199	22,099

Total liabilities and stockholders’ equity	$44,875	$42,591

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007 (As restated)	2008	2007 (As restated)
	(Unaudited)		(Unaudited)
Net sales	$13,984	$11,956	$25,538	$21,345
Cost of sales	7,039	4,876	13,149	9,342

Gross profit	6,945	7,080	12,389	12,003
Operating expenses:
Sales and marketing	3,498	5,633	6,450	9,544
General and administrative	2,674	2,544	5,136	5,067
Shipping and warehousing	522	415	1,029	807
Research and development	343	241	633	434

Total operating expenses	7,037	8,833	13,248	15,852

Loss from operations	(92)	(1,753)	(859)	(3,849)
Other expense:
Interest expense	(143)	(147)	(321)	(214)
Foreign currency transaction loss	(3)	(130)	(208)	(181)
Other income (expense)	3	1	33	(47)

Total other expense	(143)	(276)	(496)	(442)

Loss before benefit for income taxes	(235)	(2,029)	(1,355)	(4,291)
Income tax expense (benefit)	38	(429)	(231)	(1,018)

Net loss	$(273)	$(1,600)	$(1,124)	$(3,273)

Net loss per share of Common Stock
Basic	$(0.03)	$(0.20)	$(0.14)	$(0.40)

Diluted	$(0.03)	$(0.20)	$(0.14)	$(0.40)

Shares used in computing net loss per share of Common Stock
Basic	8,168	8,108	8,166	8,104

Diluted	8,168	8,108	8,166	8,104